Exhibit 99.1

ICTV Brands Inc. Reports 2014 Financial Results

New Products Launched

Conference Call Scheduled for 4:30pm EDT

Wayne, PA-(Globe Newswire)–via PRWEB–March 19, 2015–ICTV Brands, Inc. (OTCQX:  ICTV), (CSE: ITV), a direct response marketing and branding company focused on the health, wellness and beauty sector, today reported financial results for the year ended December 31, 2014.

FY 2014 Highlights:

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Record international third party distributor sales of $7.2 million compared to $4.8 million in the prior year.

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Launched several new brands, including elastin-rp, Derma Brilliance, Jidue, and CoralActives.

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Roll out of new international markets for DermaWand in South America, Europe, and Asia

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Strengthening of the balance sheet and elimination of note payable

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DermaWand launched in retail with Rite Aid in 4th Quarter 2014.

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EBIDTA loss of $1.0 million, which included $1.5 million in incremental investment related to the Company’s expansion in new products and sales channels.

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Increased cash and cash held in escrow balance to $1.6 million from $1.4 million in the prior year.

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Positive cash flow from operating activities of $161,000.

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Current working capital of $1.9 million.

Richard Ransom, President, stated, “Fiscal Year 2014 was a year of investment in new products and sales channels for ICTV Brands. While we acknowledge the fiscal challenges encountered during our current expansion mode, we are confident we have the right strategy to both return to profitability, and position ICTV Brands to grow in 2015 and beyond.”

Financial Results:

Revenues decreased for the year ended December 31, 2014 due to management’s calculated decision to lower its DermaWand media marketing spend as it allocated more resources to launching new products and expanding into additional markets.  The Company continued to invest in production and research and development related expenditures. In 2014, ICTV completed clinical trials for the launches of a number of new products, as well as a double blind placebo test in Europe on the DermaWand, with the goal of opening up the DermaWand to additional markets such as Japan and the UK in 2015.  Furthermore, the Company invested in production expenditures to launch its new projects.   Additionally, as the Company continues to build the infrastructure to bring its products into traditional retail stores, the Company incurred retail advertising expenditures consisting of promotional advertisements and numerous product packaging initiatives, which were not incurred in the prior year.

Fiscal Year 2014 Compared to Fiscal Year 2013

For the year ended December 31, 2014, our net sales were approximately $32.3 million compared to approximately $41.0 million in the prior year.   The primary driver of the decrease in revenue was a decline in sales generated by the Company’s Spanish language version of the DermaWandTM infomercial from approximately $12.3 million to approximately $5.3 million.  Additionally, as the Company continues to develop and allocate additional resources to new products, the Company reduced its total media spend from approximately $12.7 million to approximately $10.6 million.  The Company had record international third party distributor sales in 2014 as we grew from approximately $4.7 million to approximately $7.2 million.

Gross margin percentage was 70% in 2014, compared to 72% in 2013.  In 2014, we generated $22.5 million in gross profit, compared to $29.4 million.   The decrease in gross margin percentage is a result of a higher percentage of international third party distributor sales compared to DRTV consumer sales, due to international third party distributor sales having a lower margin.

Total operating expenses decreased to $24.8 million from $27.7 million as a result of the decrease in media spend and volume. Despite the volume related decreases, the Company had a number of increases due to our overall expansion of the Company’s product development and offerings.  Of note, this included non-cash stock based compensation expenses and incremental investment (research and development, new production and retail initiatives) of approximately $2,791,000, which represents an approximately $1,659,000 increase from the prior year.  These 2014 expenses were comprised of stock based compensation expense of approximately $1,270,000, new production expenses of approximately $831,000, product development and clinical testing expenditures of approximately $528,000, and retail advertising expenditures of $162,000.

As a result of these factors, the Company generated a net loss of approximately $2.3 million compared with net income of approximately $1.6 million in the prior year.  Loss per share was approximately ($0.10) compared to earnings per share of approximately $0.07.  Adjusted EBITDA loss was $1.0 million compared to adjusted EBITDA of $2.4 million

Balance Sheet as of December 31, 2014

As of December 31, 2014, the Company had $1.6 million in cash and cash held in escrow, compared to $1.4 million at December 31, 2013, which also takes into account continued investment in expenditures on new product acquisition and development.  The Company had working capital of $1.9 million at December 31, 2014, compared to $2.9 million at December 31, 2013, which demonstrates our strong short-term liquidity. In addition, we generated positive cash flows from operations of $161,000 compared to $625,000 in the prior year.  Lastly, the Company’s convertible note payable was reduced from $393,000 to 0 through principal payments and partial conversion of the note, which represented the Company’s only debt obligations on the balance sheet.

Conference Call

ICTV will hold a conference call to discuss the Company’s fiscal year 2014 results and answer questions today, March 19, 2015, beginning at 4:30pm EDT.  The call will be open to the public and will have a corporate update presented by ICTV's Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ryan LeBon, followed by a question and answer period.

The live conference call can be accessed by dialing (866) 952-7534 or (785) 424-1834. Participants should ask for the ICTV Brands Earnings Conference Call.  Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through April 2, 2015. To listen to the replay, dial (800) 695-2122 (domestic) or (402) 530-9027 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvbrands.com) for those who are unable to attend the live call.

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, live television shopping and retail. Its products are primarily sold in the U.S. and available in over 60 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improves skin tone and texture; DermaVital, a professional quality skin care range that effects superior hydration; Jidue, a facial massager which helps alleviate stress;  Derma Brilliance, a cosmetic skin resurfacing system; and CoralActives, a line of acne treatment and skin cleansing products. ICTV Brands, Inc. was founded in 1998 and headquartered in Wayne, Pennsylvania.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation.  Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles.  Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company.  Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

Forward-Looking Statements. This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2014, including but not limited to the discussion under "Risk Factors" therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact Information

ICTV Brands

Rich Ransom

ransom@ictvbrands.com

484-598-2313

Kirk Gamley

Contact Financial Corp.

Phone: 604-689-7422

E-mail: kirk@contactfinancial.com